UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Microchip Technology Incorporated
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MICROCHIP TECHNOLOGY INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 20, 2010

TIME:	9:00 a.m. Pacific Time

PLACE:	Microchip Technology Incorporated
At its subsidiary, Silicon Storage Technology, Inc. located at
1020 Kifer Road, Sunnyvale, California 94086

ITEMS OF	(1)	To elect five directors to serve until the next annual meeting of stockholders or until their
BUSINESS:	successors are elected and qualified.

(2)         To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2011.

(3)         To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

The Microchip Board of Directors recommends that you vote for each of the foregoing items.

RECORD	Holders of Microchip common stock of record at the close of business on June 21, 2010 are
DATE:	entitled to vote at the annual meeting.

ANNUAL	Microchip's fiscal 2010 Annual Report, which is not a part of the proxy soliciting material, is
REPORT:	enclosed.

PROXY:
It is important that your shares be represented and voted at the annual meeting.  You can vote your shares by completing and returning the proxy card sent to you.  Stockholders may have a choice of voting their shares over the Internet or by telephone.  If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.  You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

Kim van Herk
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 20, 2010

The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2010 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 12, 2010

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Friday, August 20, 2010, beginning at 9:00 a.m., Pacific Time.  The annual meeting will be held at the offices of our subsidiary, Silicon Storage Technology, Inc. ("SST"), located at 1020 Kifer Road, Sunnyvale, California 94086.

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2010 annual meeting of stockholders and at any adjournment(s) thereof.

Our fiscal year begins on April 1 and ends on March 31.  References in this proxy statement to fiscal 2010 refer to the 12-month period from April 1, 2009 through March 31, 2010, and references to fiscal 2009 refer to the 12-month period from April 1, 2008 through March 31, 2009.

We anticipate first mailing this proxy statement and accompanying form of proxy on July 12, 2010 to holders of Microchip's common stock on June 21, 2010, the Record Date for the annual meeting.

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT.  Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy.  Stockholders may have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided.  Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.  Under Delaware law, stockholders may submit proxies electronically.  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting.

The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies.  IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Stockholders Entitled to Vote

Stockholders of record at the close of business on the Record Date, June 21, 2010, are entitled to notice of and to vote at the annual meeting.  Each share is entitled to one vote on each of the five director nominees and one vote on each other matter properly brought before the annual meeting.  On the Record Date, there were 185,894,984 shares of our common stock issued and outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting on August 20, 2010, and for 10 days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, between the hours of 9:00 a.m. and 4:30 p.m., Mountain Standard Time.

Required Vote

Quorum, Abstentions and Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.  Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum.  A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Under the rules of the New York Stock Exchange (NYSE), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided.  Proposal Two to be considered at the annual meeting may be treated as a routine matter.  Consequently, if you do not return a proxy card, your broker may have discretion to vote your shares on such matter.

Election of Directors (Proposal One)

A plurality of the votes duly cast is required for the election of directors (i.e., the five nominees receiving the greatest number of votes will be elected).  Abstentions and broker "non-votes" will not affect the election of directors.

Ratification of Independent Registered Public Accounting Firm (Proposal Two)

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2011.  An abstention will have the same effect as voting against this proposal.  Broker "non-votes" are not counted for purposes of approving the ratification of our accounting firm, and thus will not affect the outcome of the voting on this proposal.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our fiscal 2010 Annual Report are available at www.microchip.com/annual_reports.

We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the Securities and Exchange Commission (the "SEC").  All such filings on our website are available free of charge.  The information on our website is not incorporated into this proxy statement.  Our Internet address is www.microchip.com.

Cost of Proxy Solicitation

Microchip will pay its costs of soliciting proxies.  Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means.  We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS

Meetings of the Board of Directors

Our Board of Directors met ten times in fiscal 2010.  During fiscal 2010, each of Mr. Day and Mr. Meyercord attended 100% of the meetings of the Board of Directors, and Mr. Chapman, Mr. Hugo-Martinez and Mr. Sanghi attended 9 of the 10 meetings of the Board of Directors.  Each director attended 100% of the meetings of the committees on which such director served, other than Mr. Hugo-Martinez who attended 8 of the 9 Compensation Committee meetings.  The Board of Directors has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi) present.  The Board of Directors has determined that each of Mr. Chapman, Mr. Day, Mr. Hugo-Martinez and Mr. Meyercord is an independent director as defined by applicable SEC rules and NASDAQ listing standards.

Board Leadership Structure

The Board of Directors believes that Microchip's Chief Executive Officer, Steve Sanghi, is best situated to serve as Chairman because he is the director most familiar with Microchip's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. Microchip does not have a lead independent director.

The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. The Board of Directors and the Audit Committee regularly receive reports on various risk related items including risks related to manufacturing operations, intellectual property, taxes, products and employees. The Board and the Audit Committee also receive periodic reports on Microchip's efforts to manage such risks through safety measures, insurance or self-insurance.

Communications from Stockholders

Stockholders may communicate with the Board of Directors or individual members of the Board of Directors, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.

Committees of the Board of Directors

The following table lists our three Board committees, the directors who served on them and the number of committee meetings held in fiscal 2010:

Membership on Board Committees in Fiscal 2010

Name	Audit	Compensation	Nominating and Governance
Mr. Chapman	C		•
Mr. Day		C	•
Mr. Hugo-Martinez	•	•	•
Mr. Meyercord	•	•	C
Meetings held in fiscal 2010	8	9	1

C = Chair
• = Member

Audit Committee

The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board of Directors with the results of such monitoring.  These responsibilities are further described in the committee charter.  A copy of the Audit Committee Charter, as last amended on May 13, 2007, is available at the Corporate/Investors section under Mission Statement/Corporate Governance on www.microchip.com.

Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.  The Board of Directors has also determined that each of Mr. Chapman, Mr. Hugo-Martinez and Mr. Meyercord meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.

In fiscal 2005, our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters.  This policy, called "Legal Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements.  A copy of this policy is available at the Corporate/Investors section under Mission Statement/Corporate Governance on www.microchip.com.

Compensation Committee

Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board of Directors.  The responsibilities of our Compensation Committee are further described in the committee charter as adopted on January 29, 2007.  A copy of the Compensation Committee Charter is available at the Corporate/Investors section under Mission Statement/Corporate Governance on www.microchip.com.

The Board of Directors has determined that the members of our Compensation Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.  For more information on our Compensation Committee, please refer to the "Compensation Discussion and Analysis" at page 13.

Nominating and Governance Committee

Our Nominating and Governance Committee has the responsibility of ensuring that our Board is properly constituted to be able to meet its fiduciary obligations to our stockholders.  In so doing, the Nominating and Governance Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board of Directors.  The responsibilities of our Nominating and Governance Committee are further described in the committee charter which is available at the Corporate/Investors section under Mission Statement/Corporate Governance on www.microchip.com.  The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.

When considering a candidate for a director position, the Nominating and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill.  The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints.  Accordingly, the Nominating and Governance Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills and individual expertise.  The Nominating and Governance Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee.  The Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2011 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals" at page 33.  We do not pay any third party to identify or assist in identifying or evaluating potential nominees for director.

Attendance at the Annual Meeting of Stockholders

All directors are encouraged, but not required, to attend our annual meeting of stockholders.  All directors attended our 2009 annual meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE (1)

Our Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee.  The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis.  A copy of the Audit Committee Charter, as last amended on May 13, 2007, is available at the Corporate/Investors section under Mission Statement/Corporate Governance on www.microchip.com.

Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards.  What this means is the Microchip Board of Directors has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip.  We also discussed with Ernst & Young LLP all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Professional Standards).  We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2010 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q.  We also met with both management and Ernst & Young LLP to discuss those financial statements.

Based on these reviews and discussions, we recommended to the Board of Directors that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for filing with the SEC.

By the Audit Committee of the Board of Directors:

Matthew W. Chapman (Chairman)                                                                                    Albert J. Hugo-Martinez                    Wade F. Meyercord

Director Compensation

Procedures Regarding Director Compensation

The Board of Directors sets non-employee director compensation.  Microchip does not pay employee directors for services provided as a member of the Board of Directors.  Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.  Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals.  The Board of Directors has not used outside consultants in setting non-employee director compensation.

(1) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.

Director Fees

During fiscal 2010, non-employee directors received an annual retainer of $28,500, paid in quarterly installments, $3,000 for each meeting attended in person and did not receive any additional amounts for serving as a committee chair.  Also, directors did not receive any compensation for telephonic meetings of the Board of Directors or for meetings of committees of the Board.

Equity Compensation

Under the terms of our 2004 Equity Incentive Plan prior to its amendment on May 5, 2010, each non-employee director is automatically granted:

•	upon the date that the individual first is appointed or elected to the Board of Directors as a non-employee director:

•
an option to purchase 6,000 shares of common stock which shall vest as to 1/48th of the shares subject to such grant each month following the grant date so as to be 100% vested on the four-year anniversary of the grant date,

•
that number of restricted stock units ("RSUs") equal to $60,000 divided by the fair market value of our common stock which shall vest in equal 25% annual installments on each of the four anniversaries of the first business day of the second month of our fiscal quarter in which the grant is made, and

•
upon the date of our annual meeting, provided that the individual has served as a non-employee director for at least three months on that date and has been elected by the stockholders to serve as a member of the Board of Directors at that annual meeting,

•
an option to purchase 3,000 shares of common stock which shall vest as to 1/12th of the shares subject to such grant each month following the grant date so as to be 100% vested on the one-year anniversary of the grant date, and

•
that number of RSUs equal to $30,000 divided by the fair market value of our common stock which shall vest in equal 50% annual installments on each of the two anniversaries of the first business day of the second month of our fiscal quarter in which the grant is made, and

In addition, upon the date of our 2009 annual meeting, each non-employee director who was elected by the stockholders to serve as a member of the Board of Directors at that annual meeting, and had served as such for at least five years on that date, received a one-time grant of that number of RSUs equal to $100,000 divided by the fair market value of our common stock which shall vest in equal 25% annual installments on each of the four anniversaries of the first business day of the second month of our fiscal quarter in which the grant is made.

All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.

In accordance with the foregoing, on August 14, 2009, each of Mr. Chapman, Mr. Day, Mr. Hugo-Martinez and Mr. Meyercord was granted an option to acquire 3,000 shares of common stock at an exercise price of $27.03 per share, an annual award of 1,109 RSUs and a one-time award of 3,699 RSUs.

On May 5, 2010, our Board of Directors approved our amended and restated 2004 Equity Incentive Plan which, among other things, would change the equity compensation for our non-employee directors to provide (a) on first appointment as a director, an initial grant of $160,000 in RSUs (based on the fair market value of our common stock on the grant date), each subject to four-year vesting, and (b) an annual grant of $80,000 in RSUs (based on the fair market value of our common stock on the grant date) subject to two-year vesting.  Our Board of Directors no longer receives grants of options to purchase common stock under our 2004 Equity Incentive Plan.

The following table details the total compensation for Microchip's non-employee directors for fiscal 2010.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash		Stock Awards		Option Awards (1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Steve Sanghi (2)	$	---	$	---	$	---	$	---	$	---	$	---
Matthew W. Chapman		40,500		109,107		17,707		---		---		167,314
L.B. Day		40,500		109,107		17,707		---		---		167,314
Albert J. Hugo-Martinez		40,500		109,107		17,707		---		---		167,314
Wade F. Meyercord		40,500		109,107		17,707		---		---		167,314

(1)
The amounts shown in the column labeled Option Awards represent the aggregate grant date fair value of awards made in fiscal 2010 computed in accordance with ASC 718 Compensation – Stock Compensation.  In fiscal 2010, each non-employee director was granted an option to purchase 3,000 shares of common stock at an exercise price of $27.03 pursuant to our 2004 Equity Incentive Plan.  Each option vests in 12 equal and successive monthly installments following the grant date.  For information on the valuation assumptions made with respect to the foregoing option grants, please refer to the assumptions for fiscal years ended March 31, 2010 stated in Note 15, "Equity Incentive Plans" to Microchip's audited financial statements for the fiscal year ended March 31, 2010, included in Microchip's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 2, 2010.

(2)	Mr. Sanghi, our Chairman of the Board, President and Chief Executive Officer, does not receive any additional compensation for his services as a member of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Mr. Day (Chair), Mr. Hugo-Martinez and Mr. Meyercord, three of our independent directors.  None of Mr. Day, Mr. Hugo-Martinez nor Mr. Meyercord had any related-party transaction with Microchip during fiscal 2010 other than service as a director.  In addition, none of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules.  During fiscal 2010, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors, of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board of Directors.

CERTAIN TRANSACTIONS

During fiscal 2010, Microchip had no related-party transactions within the meaning of the applicable SEC rules.

Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations.  The Audit Committee may consult with the Board of Directors regarding certain conflict of interest matters that do not involve a member of the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms received by us during fiscal 2010, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2010.

PROPOSAL ONE

ELECTION OF DIRECTORS

A board of five directors will be elected at the annual meeting.  Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below.  Each of the nominees is currently serving as a director and has agreed to continue serving if re-elected.  If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy.  We do not expect that any of the nominees will be unable or will decline to serve as a director.

Our Board of Directors has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards:  Mr. Chapman, Mr. Day, Mr. Hugo-Martinez and Mr. Meyercord.

The term of office of each person who is elected as a director at the annual meeting will continue until the 2011 annual meeting of stockholders or until a successor has been elected and qualified.

The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Information on Nominees for Director (as of June 30, 2010)

Name	Age	Position(s) Held
Steve Sanghi	54	Chairman, President and CEO
Albert J. Hugo-Martinez	64	Director
L.B. Day	65	Director
Matthew W. Chapman	59	Director
Wade F. Meyercord	69	Director

Steve Sanghi is currently, and has been since August 1990, a director and President of Microchip Technology Incorporated.  Since October 1991, he has served as CEO of Microchip and since October 1993, as Chairman of the Board of Directors of Microchip.  Since April 2010, he has served as President and CEO of our SST subsidiary.  Since May 2004, he has been a member of the Board of Directors of Xyratex Ltd., a publicly held U.K. company that specializes in storage and network technology.  In September 2004, Mr. Sanghi was appointed to the Board of Trustees of Kettering University in Flint, Michigan.  In May 2007, Mr. Sanghi was appointed to the Board of Directors of FIRST Organization, a not-for-profit public charity founded in 1989 to develop young people's interest in science and technology.

The Board of Directors concluded that Mr. Sanghi should be nominated to serve as a director since he has served as CEO of Microchip for almost 20 years and has provided very strong leadership to Microchip over this period.  The Board of Directors believes that Mr. Sanghi's management skills have been instrumental to the company's extraordinary growth and profitability over the past 20 years and to the strong position Microchip has attained in its key markets.

Albert J. Hugo-Martinez has served as a director of Microchip since October 1990.  Since February 2000, he has served as CEO of Hugo-Martinez Associates, a consulting and advisory firm.  In December 2003, Mr. Hugo-Martinez founded HVVi Semiconductor, Inc., a privately held company which develops CMOS High Voltage/Frequency RF transistors, and since that time has been a member of its Board of Directors.  Since July 2004, he has also been a member of the Board of Directors of Reaction Design, a privately held company that specializes in software engine design simulation.  In his career, Mr. Hugo-Martinez has previously served in executive positions for the following public companies:  COO and Executive VP of Burr-Brown Corp. from June 1979 to July 1987, VP GM at TRW from July 1987 to September 1988, CEO of Applied Micro Circuits Corporation from September 1988 to October 1995 and President and CEO of GGTI Corporation from March 1996 to April 1998.  Mr. Hugo-Martinez has previously served on the public company boards of Amkor Technology, Inc. from March 2003 to May 2004, ON Semiconductor Corp. from November 1999 to February 2001 and Ramtron International Corporation from May 2001 to October 2004.

The Board of Directors concluded that Mr. Hugo-Martinez should be nominated to serve as a director due to his significant experience as a senior executive, board member and founder of a number of companies in the semiconductor industry.  Mr. Hugo-Martinez has gained further industry experience through his consulting practice.  The Board of Directors believes that the background of Mr. Hugo-Martinez makes him well suited to serve on the Board's nominating and governance committee and compensation committee.  The Board of Directors also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

L.B. Day has served as a director of Microchip since December 1994.  Mr. Day serves as President of L.B. Day & Company, Inc., a consulting firm whose parent company he co-founded in 1977, which provides strategic planning, strategic marketing and organization design services to the elite of the high-technology world.  He also serves on the Board of Advisors of Willamette University's Atkinson Graduate School of Management.  In September 2006, he became a member of the Board of Directors of Lynguent, Inc., a privately held company and a supplier of integrated analog and mixed-signal design development products.

The Board of Directors concluded that Mr. Day should be nominated to serve as a director due to his significant experience in corporate management and strategic matters.  In particular, through his consulting practice, Mr. Day has advised a number of large public corporations on key projects.  The Board of Directors believes that Mr. Day's background makes him well suited to serve on the Board's of Directors nominating and governance committee and compensation committee.

Matthew W. Chapman has served as a director of Microchip since May 1997.  Since December 2006, he has served as President and CEO of Northwest Evaluation Association, a privately held education service organization providing computer adaptive testing for millions of students throughout the United States.  From January 2002 to February 2006, he served as President and CEO of Centrisoft Corporation, a privately held company specializing in providing software for application performance management.  From August 2000 to January 2002, Mr. Chapman served as an advisor to early-stage technology companies in connection with developing business plans and securing funding.  In his career, Mr. Chapman has served as CEO and Chairman of Concentrex Incorporated, a publicly held company specializing in supplier of software solutions and service to U.S. financial institutions.

The Board of Directors concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO level experience at several corporations.  The Board of Directors also recognizes Mr. Chapman's experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules and makes him well suited to serve on the Board of Director's Nominating and Governance Committee.

Wade F. Meyercord has served as a director of Microchip since June 1999.  Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987.  Mr. Meyercord has been a member of the Board of Directors of Endwave Corporation, a publicly held company, since March 2004.  Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009 and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005.  From June 1999 to October 2002, Mr. Meyercord served as Sr. VP and CFO of Rioport.com, a privately held Internet applications service provider for the music industry.

The Board of Directors concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry.  Mr. Meyercord gained further industry experience through his consulting practice.  The Board of Directors believes that the background of Mr. Meyercord makes him well suited to serve on the Board of Director's nominating and governance committee and compensation committee.  The Board of Directors also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2011.  Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001.  The partner in charge of our audit is rotated every five years.  Other partners and non-partner personnel are rotated on a periodic basis.

We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.  Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law.  However, our Board of Directors chose to submit such appointment to our stockholders for ratification.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Upon the recommendation of our Audit Committee, the Board of Directors recommends that stockholders vote FOR ratification of such appointment.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally.  This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of any of our SEC registration statements.  This category also included fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.  The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were $1,058,000 for fiscal 2010 and $967,000 for fiscal 2009.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation.  The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were $36,000 for fiscal 2010 and $0 for fiscal 2009.

Tax Fees

This category includes fees associated with tax return preparation, tax advice and tax planning.  The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were $320,000 for fiscal 2010 and $258,000 for fiscal 2009.

All Other Fees

This category includes fees for support and advisory services not related to audit services or tax services.  There were no such fees in fiscal 2010 or fiscal 2009.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm.  Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting.  During fiscal 2010, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.

Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2010 and fiscal 2009 were compatible with maintaining the independence of Ernst & Young LLP.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of May 21, 2010 for:  (a) each director, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the Summary Compensation Table, (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock.  Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
Capital World Investors (2)	20,548,000	11.1%
Waddell & Reed Financial, Inc. (3)	20,186,154	10.9%
Steve Sanghi (4)	5,997,051	3.2%
Matthew W. Chapman (5)	68,897	*
L.B. Day (6)	63,250	*
Albert J. Hugo-Martinez (7)	96,500	*
Wade F. Meyercord (8)	59,250	*
J. Eric Bjornholt (9)	24,647	*
Stephen V. Drehobl (10)	84,601	*
Mitchell R. Little (11)	62,293	*
Ganesh Moorthy (12)	373,120	*
All directors and executive officers as a group (11 people) (13)	7,557,383	4.0%
_________________________
* Less than 1% of the outstanding shares of common stock.

(1)
For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to stock options that are exercisable within 60 days of May 21, 2010. There are no stock purchase rights or RSUs that will vest within 60 days of May 21, 2010.  In calculating the percentage of ownership of each individual or group, share amounts that are attributable to options that are exercisable or stock purchase rights or RSUs that will vest within 60 days of May 21, 2010 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group.

(2)
Address is 333 South Hope Street, Los Angeles, CA 90071.  All information is based solely on the Schedule 13G filed by Capital World Investors dated February 10, 2010, with the exception of the percentage of common stock held which is based on shares outstanding at May 21, 2010.  Such Schedule 13G indicates that (i) Capital World Investors has sole power to dispose of and direct the disposition of the common stock; and (ii) Capital World Investors is deemed to be the beneficial owner of 20,548,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; and (iii) The Income Fund of America, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital World Investors, is the beneficial owner of 14,128,000 of such shares.

(3)
Address is 6300 Lamar Avenue, Overland Park, KS 66202.  All information is based solely on the Schedule 13G filed by Waddell & Reed Financial, Inc. dated February 12, 2010, with the exception of the percentage of common stock held which is based on shares outstanding at May 21, 2010.  Such Schedule 13G indicates that (i) Waddell & Reed Financial, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the referenced Schedule 13G; (ii) Waddell & Reed Investment Management Company has sole power to vote or direct the vote and to dispose of and direct the disposition of 16,504,574 shares of the common stock; and (iii) Ivy Investment Management Company has sole power to vote or direct the vote and to dispose of and direct the disposition of 3,681,580 shares of the common stock.

(4)	Includes 1,369,756 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010 and 4,581,741 shares held of record by Steve Sanghi and Maria T. Sanghi as trustees.
(5)
Includes 61,500 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010, 262 shares held in Testamentary Trust of Regan Chapman and 135 shares held by Mr. Chapman's minor children.

(6)	Includes 58,250 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010.
(7)
Includes 66,500 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010 and 30,000 shares held of record by Albert J. Hugo-Martinez and S. Gay Hugo-Martinez as trustees.

(8)	Includes 50,250 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010 and 9,000 shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees.
(9)	Includes 14,580 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010.
(10)	Includes 76,340 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010.
(11)	Includes 55,979 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010.
(12)	Includes 333,160 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010 and 27,774 shares held of record by Ganesh Moorthy and Hema Moorthy as trustees.
(13)	Includes an aggregate of 2,523,442 shares issuable upon exercise of options that are exercisable within 60 days of May 21, 2010.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program

The Compensation Committee of the Board of Directors, presently comprised of Mr. Day, Mr. Hugo-Martinez and Mr. Meyercord, reviews the performance of our executive officers and makes compensation decisions regarding our executive officers.  Our policies for setting compensation for each of our named executive officers (CEO, CFO, and our three most highly paid executive officers) are the same as those for the rest of our executive officers.  Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers.  In general, the types of compensation and benefits provided to our executive officers are similar to those provided to most other Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.

Our Executive Compensation Policy and Objectives

Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy.  This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk.  We believe that this philosophy meets the following objectives:

•	rewards performance that may contribute to increased stockholder value,
•	attracts, retains, motivates and rewards individuals with competitive compensation opportunities,
•	aligns an executive officer's total compensation with our business objectives,
•	fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "guiding values,"
•	balances short-term and long-term strategic goals, and
•	builds and encourages ownership of our common stock.

Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.

In response to the adverse global economic conditions which impacted our business in fiscal 2009, we took a number of actions to significantly reduce our operating expenses, including significant reductions in compensation for our executive officers and other employees.  These actions included:

•	a reduction in salary equal to one week without pay in the third quarter of fiscal 2009 which ended December 31, 2008,
•	a 10% salary reduction for all executive officers effective December 29, 2008,
•	a week off without pay in the fourth quarter of fiscal 2009 which ended March 31, 2009,
•
no payments under our Executive Management Incentive Compensation Plan, or EMICP, or under our Discretionary Management Incentive Compensation Plan, or DMICP, for the third and fourth quarters of fiscal 2009,

•	no payments to officers or employees under our Employee Cash Bonus Program, or ECBP, for the second, third and fourth quarters of fiscal 2009, and
•	no matching contributions under our 401(k) plan for the third and fourth quarters of fiscal 2009.

The above actions continued during fiscal 2010, but as global economic conditions improved these actions were modified as follows:

•
the 10% salary reduction for all executive officers effective December 29, 2008, was reduced to 6.5% effective July 13, 2009, reduced to 4% effective October 19, 2009, and full salary was reinstated December 14, 2009,

•	no payments were made under our EMICP for the first quarter of fiscal 2010 and payments resumed in the second fiscal quarter,
•	no payments were made to officers or employees under our ECBP for the first, second, and third quarters of fiscal 2010 and payments resumed in the fourth fiscal quarter, and
•	no matching contributions were made under our 401(k) plan for the first, second, and third quarters of fiscal 2010 and matching contributions resumed in the fourth fiscal quarter.

We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2010 were consistent with our "pay-for-performance" philosophy and are commensurate with our fiscal 2010 performance.

Executive Compensation Process

On an annual basis, the Compensation Committee evaluates and establishes the compensation of the executive officers, including the named executive officers.  The Compensation Committee seeks input from Mr. Sanghi when discussing the performance of, and compensation levels for, the executive officers other than himself.  Mr. Sanghi does not participate in deliberations relating to his own compensation.

The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries that are similar to us in number of employees, revenue and capitalization.  The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution.  After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation.  Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations.  If compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly.  We do not engage consultants to conduct such review process for us.

The executive officer compensation process begins with consideration of Microchip's overall annual budget for employee compensation.  The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the average executive officer salary increase within the budgeted range for all other employees.  In setting annual salaries for executive officers, the Compensation Committee also considers relevant industry data but does not target any overall industry percentage level or peer group average.

Microchip's annual budget is created as part of Microchip's annual operating plan process under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective operating units, and then discussed with and approved by our CEO.  These objectives are then reviewed by our Board of Directors and the Board of Directors sets the overall financial and business objectives for Microchip on which incentive compensation is based.

The Compensation Committee sets the compensation of our Chairman, CEO and President, Mr. Sanghi, in the same manner as each of our other executive officers.  In particular, the Compensation Committee considers Mr. Sanghi's level of responsibility, performance, and overall contribution to the results of the organization.  The Compensation Committee also considers the compensation of CEOs of other companies in the semiconductor or related industries that are similar to us in number of employees, revenue and capitalization.  Mr. Sanghi participates in the same cash incentive, equity incentive and benefit programs as our other executive officers.  For example, his compensation is subject to the same performance metrics as our other executive officers under our EMICP and DMICP programs.  The Compensation Committee recognizes that Mr. Sanghi's total compensation package is significantly higher than that of our other executive officers and the Compensation Committee believes this is appropriate in consideration of Mr. Sanghi's superior leadership of Microchip over a long period of time.  In particular, the Compensation Committee believes that Mr. Sanghi's leadership has been key to the substantial revenue growth, strong market position and substantial increase in the market value of Microchip since taking Microchip public in 1993, and to leading Microchip's strong performance relative to others in the industry in the adverse conditions which impacted the semiconductor industry and the global economy in late 2008 and for much of 2009.

For fiscal 2010, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.

Elements of Compensation

Our executive compensation program is currently comprised of four major elements:

•	annual base salary,
•	incentive cash bonuses,
•	equity compensation, and
•	compensation and employee benefits generally available to all of our employees.

The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees.  While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for our other employees.  The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees.  The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry.

Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.

Base Salaries.  We review the base salaries of our executive officers each year.  When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual officers relative to their respective areas of responsibility.  We may also consider the salaries of executive officers in similar positions with comparable companies in the semiconductor industry.  This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year.

As a result of our annual review of executive officer salaries in fiscal 2010, we did not make any adjustments due to the uncertain economic conditions at the time of the review.  However, in connection with the promotion of our Executive VP, Ganesh Moorthy, to the position of Chief Operating Officer effective June 1, 2009, Mr. Moorthy's base salary was increased by approximately 5%.  Effective February 22, 2010, we also made an interim adjustment of approximately 2% in the base salary for our VP, Security, Microcontroller and Technology Development Division, Stephen V. Drehobl, as part of an incentive program to reward certain key employees as business conditions improved in the second half of fiscal 2010.  Other than the foregoing increases, due to overall economic and industry conditions, we had not increased the base salaries of our CEO and other named executives since May 2007 other than in connection with the promotion of our VP of Finance, J. Eric Bjornholt, to the position of Chief Financial Officer effective January 1, 2009.

Incentive Cash Bonuses.  The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the EMICP.  Executive officers may also receive quarterly payments under the DMICP.  The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive shareholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set.  When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal.  The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation.  The Compensation Committee uses the DMICP to help achieve the overall objectives of the performance bonus program.

In fiscal 2010, the quarterly payments under the EMICP for our named executive officers were targeted at an aggregate of approximately $283,000 for all such officers as a group.  The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying the eligible executive officer's bonus target percentage by his or her base salary.  Actual payments under the various management incentive plans are predicated on Microchip's quarterly operating results and, with respect to the DMICP, a subjective element.  Bonuses under the DMICP are subject to a maximum award of $2,500,000 per individual on an annual basis; however, all awards to date have been substantially less than such maximum amount.

Due to the continued economic uncertainty, no targets were set for the EMICP for the first quarter of fiscal 2010.  In the second through fourth quarters of fiscal 2010, the following business and financial areas were selected as the basis for calculating bonuses under our management incentive compensation plans:

	Target Quarterly Measurement	Target % of Bonus
Total sequential revenue growth	4.0%	10.0%
16-bit sequential revenue growth	30.0%	5.0%
Analog sequential revenue growth	6.0%	5.0%
Gross margin percentage (non-GAAP)	59.0%	15.0%
Operating expenses as a percentage of sales (non-GAAP)	25.5%	15.0%
Operating income as a percentage of sales (non-GAAP)	33.0%	15.0%
Earnings per share (quarterly)	(1)	15.0%
DMICP	Discretionary	20.0%

(1)
The EMICP quarterly non–GAAP earnings per share (EPS) targets for fiscal 2010 were $0.20, $0.28, and $0.33 for the second through fourth quarters, respectively.  There was no EPS target set or payments made for the first quarter of fiscal 2010 due to the uncertain economic conditions existing at the time.  The EPS targets (as well as the other targets under the EMICP) are set each quarter by the Compensation Committee and may be based on either GAAP or non-GAAP financial results at the discretion of the Compensation Committee.  The Compensation Committee typically uses non-GAAP information when setting the targets because it believes such targets are more useful in understanding our operating results due to the exclusion of non-cash, non-recurring  and other special charges.

Consistent with our "pay-for-performance" philosophy, our CEO and other executive officers received bonuses under the EMICP for the second, third and fourth quarters of fiscal 2010 based on our financial performance.  Payments were made under the DMICP for the first, third and fourth quarters of fiscal 2010.  There was no EMICP bonus for the first quarter of fiscal 2010 due to the uncertain economic conditions existing at the time.  For fiscal 2010, the total cash bonus payments under the EMICP and the DMICP for our named executive officers, other than our CEO, ranged from $66,810 to $196,504.  In fiscal 2010, Mr. Sanghi earned an aggregate EMICP bonus of $1,071,388, and an aggregate DMICP bonus of $289,928.  The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation.  Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders.  In fiscal 2010, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.

We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest.  In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer, both the unvested retention value and the vested amount.  In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of the corporation.

The evergreen grants of RSUs for fiscal 2010 were awarded with vesting subject to meeting specified performance goals over identified periods.  In fiscal 2010, these performance goals were related to achieving certain levels of operating profit over a specified time frame.  Specifically, with respect to the awards made in April 2009, the performance goal was related to achieving non-GAAP operating profit of $21 million or more for the three months ended June 30, 2009 in order for the awards to vest in full.  Based on the actual operating profit for such period, these awards will vest at 100%.  With respect to the awards made in July 2009, the performance goal was related to achieving non-GAAP operating profit for the three months ended September 30, 2009 of $10 million or more; with an achievement of $40 million of non-GAAP operating profit necessary for full vesting of the award.  Based on the actual operating profit for such period, these awards will vest at 100%.  With respect to the awards made in October 2009, the performance goal was related to achieving non-GAAP operating profit for the three months ended December 31, 2009 of $30 million or more with an achievement of $60 million of non-GAAP operating profit necessary for full vesting of the award.  Based on the actual operating profit for such period, these awards will vest at 100%.  With respect to the awards made in January 2010, the performance goal was related to achieving non-GAAP operating profit for the three months ended March 31, 2010 of $40 million or more with an achievement of $70 million of non-GAAP operating profit necessary for full vesting of the award.  Based on the actual operating profit for such period, these awards will vest at 100%.  The vesting of each of the foregoing awards is subject to the continued service of the officer on the vesting date.

In addition to the evergreen RSU grants, in January 2010, we made additional RSU grants under the 2004 Equity Incentive Plan to recognize Microchip's strong financial performance.  These grants were made with vesting subject to a performance goal related to achieving non-GAAP operating profit for the three months ended March 31, 2010 of $40 million or more with an achievement of $70 million of non-GAAP operating profit necessary for full vesting of the award.  Based on the actual operating profit for such period, these awards will vest at 100%.

Additionally, certain employees with over ten years of service to Microchip received additional RSU grants under the 2004 Equity Incentive Plan to help retain and reward such employees for their long-standing service to Microchip.  Three executive officers received these special ten year service grants: Steve Sanghi, Rich Simoncic and J. Eric Bjornholt.  These grants were made with vesting subject to a performance goal related to achieving non-GAAP operating profit for the three months ended March 31, 2010 of $40 million or more with an achievement of $70 million of non-GAAP operating profit necessary for full vesting of the award.  Based on the actual operating profit for such period, these awards will vest at 100%.

Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements.  Grants of RSUs in fiscal 2010 typically were scheduled to vest approximately four years from the grant date.  The RSUs were awarded without a purchase price and therefore have immediate value to recipients upon vesting.  On March 31, 2010, approximately 51% of our employees worldwide held RSUs or options to purchase our common stock.  Since the middle of fiscal 2006, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.

In granting equity compensation awards to executive officers, we consider numerous factors, including:

•	the individual's position, experience, and responsibilities,
•	the individual's future potential to influence our mid- and long-term growth,
•	the vesting schedule of the awards, and
•	the number and value of awards previously granted.

We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation.  However, overall total compensation is structured to be competitive so that we can attract and retain executive officers.  In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.

The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record its stock-based compensation expense.  Grants of RSUs to new employees are made once per month by the Employee Committee at a meeting of such committee.  Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information.  Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.
See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2010" at page 24 for information regarding RSUs granted during fiscal 2010 to our named executive officers.

Stock Ownership Guidelines For Key Employees And Directors.  To help ensure alignment of the interests of our management and Board of Directors with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board of Directors.  This policy was proposed by our Nominating and Governance Committee and ratified by our Board of Directors at its October 24, 2003 meeting.  Under this policy, effective April 1, 2004, each of our directors, executive officers, vice presidents and internal director-level employees must maintain a specified minimum level of ownership of our stock during their tenure in their respective office or position.  During fiscal 2010, all persons subject to this policy were in compliance with its terms.

Microchip does not permit executive officers to speculate in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect.

Other Compensation and Employee Benefits Generally Available to All Employees.  We maintain compensation and employee benefits that are generally available to all Microchip employees, including:

•	our employee stock purchase plan,
•	medical, dental, vision, employee assistance program, flexible spending, and short- and long-term disability insurance, accidental death and dismemberment insurance,
•	life insurance benefits,
•	a 401(k) retirement savings plan,
•	an employee cash bonus plan, and
•	vacation and paid time off.

Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the annual determination of executive officer compensation.

Employee Stock Purchase Plan.  Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deduction at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period or at the end of any six-month purchase period.  A significant portion of our international employees have the ability to participate in the 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deduction at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.

Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Alternative Health Care, Long-Term Care, Legal Assistance, and Disability Coverage.  We make medical, dental, vision, employee assistance program, flexible spending, alternative health care, long term care, legal assistance, and disability coverage available to all of our U.S. employees through our active benefit plans.  Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $7,500 per month in long-term disability coverage depending on which plan they elect.  Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability.  Accidental death and dismemberment insurance with a benefit of one times the executive's annual salary is provided by Microchip.  Since all of our U.S. employees participate in this plan on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the Summary Compensation Table on page 22 pursuant to SEC rules and regulations.

Life Insurance.  In fiscal 2010, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000).  The named executive officers may purchase supplemental life insurance at their own expense.

401(k).  We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement.  We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by Federal law governing such plans.  Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees.  In light of the continued economic uncertainty which impacted our business in the first part of fiscal 2010, no discretionary matching contributions were made for the first, second or third quarters of fiscal 2010 and we eliminated any required matching contribution effective January 1, 2009.

Employee Cash Bonus Plan.  All of our employees worldwide participate in our ECBP.  This cash bonus plan can award each eligible employee with a target of two and one-half days of pay, calculated on base salary, every quarter, if certain operating profitability objectives are achieved.  The pay-out is adjusted based on actual quarterly operating results.  During fiscal 2010, bonus awards were paid out at 40% for the second quarter, 100% for the third quarter, and 200% for the fourth quarter of fiscal 2010.  Under such program, for fiscal 2010, our named executive officers received payments ranging from $5,694 to $8,417, and our CEO received $17,404.

Vacation and Paid Time-Off Benefits.  We provide vacation and other paid holidays to all of our employees, including our named executive officers.  We believe our vacation and holidays are comparable to others in the industry.

Non-Qualified Deferred Compensation Plan.  We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan.  Microchip does not make contributions to this non-qualified deferred compensation plan.  This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.

We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.

Employment Contracts, Termination of Employment and Change of Control Arrangements  We do not have employment contracts with our CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements below) or upon retirement.  Our CEO, CFO, and our executive officers have entered into change of control agreements with us.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from the company if as a result of a change of control, they lose their positions.  We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control.  Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements.  Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate.  The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.

With respect to our CEO, CFO and VP of Worldwide Sales, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•
a one-time payment of his base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP of Worldwide Sales, one year; and

•
a one-time payment of his bonuses for which he was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods:  (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP of Worldwide Sales, one year; and

•
a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and VP of Worldwide Sales, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our CEO, the CFO and the VP of Worldwide Sales, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.

With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, if the executive officer terminates his employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•	a one-time payment of his base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year, and

•
a one-time payment of his bonuses for which he was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year, and

•
a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer), and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more that three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.

The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2010, the last business day of our last completed fiscal year.

Name	Salary	Bonus	Equity Compensation Due to Accelerated Vesting (1)	Tax Gross-up on Change of Control (2)		Continuation of Certain Benefits (3)
Steve Sanghi (4)	$1,069,744	$2,180,631	$11,476,271	$	---	2 years
Ganesh Moorthy (5)	258,694	165,166	4,104,630		2,030,339	1 year
Mitchell R. Little (5)	254,120	126,669	2,572,022		999,324	1 year
Stephen V. Drehobl (5)	195,523	85,729	2,347,389		881,589	1 year
J. Eric Bjornholt (5)	175,000	59,231	1,150,083		576,056	1 year

(1)	Value represents the gain our named executive officers would receive, calculated as the amount of unvested RSUs multiplied by our stock price on March 31, 2010.
(2)
This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

(3)
Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip.  Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.

(4)
The change of control payment includes an amount equal to twice the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our management incentive compensation plans and employee cash bonus plan.

(5)
The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our management incentive compensation plans and employee cash bonus plan.

Performance-Based Compensation and Financial Restatement

To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Tax Deductibility

Section 162(m) of the Code disallows a corporate income tax deduction for executive compensation paid to our named executive officers in excess of $1,000,000 per year, unless that income meets permitted exceptions.  In order to enhance our ability to obtain tax deductions for executive compensation, our stockholders approved the EMICP at our 2006 annual meeting.  This allows us to seek to have such compensation under our EMICP qualify as performance-based compensation under Section 162(m).  Additionally, our 2004 Equity Incentive Plan allows for the granting of performance-based awards such as RSUs.  To the extent that we grant awards with such performance-based limitations, we would expect them to qualify as performance-based awards for purposes of 162(m).

To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible.  We intend to review the deductibility of executive officer compensation from time to time to determine whether any additional actions are advisable to obtain deductibility.

Conclusion

We believe that our executive team provided outstanding service to Microchip in fiscal 2010.  We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (2)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

L.B. Day (Chair)                                                                                                Albert J. Hugo-Martinez                       Wade F. Meyercord

(2) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") in the fiscal year ended March 31, 2010:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)		All Other Compensation (6)	Total
Steve Sanghi, President and CEO	2010	$505,762	$17,404	$3,165,451	$1,361,316	$	---	$3,546	$5,053,479
	2009	502,985	3,857	3,657,979	374,413		---	2,496	4,541,730
	2008	532,675	7,714	2,924,470	751,495		---	4,231	4,220,585
Ganesh Moorthy, Executive VP and COO	2010	242,483	8,418	1,117,493	196,504		---	2,051	1,566,949
	2009	231,687	1,777	1,573,946	47,450		---	2,623	1,857,483
	2008	243,455	3,553	919,124	95,193		---	3,827	1,265,152
Mitchell R. Little, VP, Worldwide Sales and Applications	2010	240,290	8,269	666,901	148,757		---	2,769	1,066,986
	2009	238,971	1,833	846,937	40,919		---	3,123	1,131,783
	2008	252,625	3,665	668,448	82,119		---	3,123	1,009,980
Stephen V. Drehobl, VP, Security, Microcontroller and Technology Development Division	2010	181,059	6,303	623,903	98,342		---	1,289	910,897
	2009	179,728	1,378	789,449	26,760		---	1,967	999,282
	2008	189,645	2,757	584,900	53,705		---	2,941	833,948
J. Eric Bjornholt, VP and CFO (7)	2010	165,476	5,694	352,711	66,810		---	1,028	591,719
	2009	137,765	998	428,012	9,240		---	1,383	577,398

(1)	Represents the base salary earned by each executive officer in the specified fiscal year.
(2)	Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.
(3)
Represents the aggregate grant date fair value of awards of RSUs made in fiscal 2010 computed in accordance with ASC 718 Compensation - Stock Compensation.  For information on the valuation assumptions made with respect to the grants of RSUs in fiscal 2010, please refer to the assumptions for fiscal years ended March 31, 2010 stated in Note 15, "Equity Incentive Plans" to Microchip's audited financial statements for the fiscal year ended March 31, 2010.

(4)
Represents the aggregate amount of bonuses earned by each executive officer in the specified fiscal year under our MICP, EMICP and DMICP.  Each executive officer received the following payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	MICP	EMICP	DMICP
Steve Sanghi	2010	---	1,071,388	$289,928
	2009	---	374,413	---
	2008	---	697,312	54,183
Ganesh Moorthy	2010	---	155,455	41,049
	2009	---	47,450	---
	2008	---	88,330	6,863
Mitchell R. Little	2010	---	117,075	31,682
	2009	---	40,919	---
	2008	---	76,198	5,921
Stephen V. Drehobl	2010	---	77,295	21,047
	2009	---	26,760	---
	2008	---	49,833	3,872
J. Eric Bjornholt (7)	2010	---	52,581	14,229
	2009	9,240	---	---

(5)
The contributions under our non-qualified deferred compensation plan are invested at the discretion of the executive officer and there are no above-market or preferential earnings on such amounts made or provided by Microchip.

(6)
Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k)	Life Insurance
Steve Sanghi	2010	$2,469	$1,077
	2009	1,599	897
	2008	3,696	535
Ganesh Moorthy	2010	1,194	857
	2009	2,012	611
	2008	3,306	521
Mitchell R. Little	2010	1,173	1,596
	2009	1,515	1,608
	2008	2,590	533
Stephen V. Drehobl	2010	889	400
	2009	1,562	405
	2008	2,535	406
J. Eric Bjornholt (7)	2010	808	220
	2009	1,208	175

(7)	J. Eric Bjornholt was appointed as our VP and CFO effective as of January 1, 2009.

Grants of Plan-Based Awards During Fiscal 2010

The following table sets forth information with respect to our EMICP, our DMICP, and our ECBP, as well as RSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs.  Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2010.  Actual payments for our bonus plans in fiscal 2010 are reflected in the Summary Compensation Table above.  Equity awards in the table below were granted in fiscal 2010.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended March 31, 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Steve Sanghi	04/02/09	---	---		---	33,400	---	---	585,502
	07/01/09	---	---		---	31,683	---	---	591,205
	10/01/09	---	---		---	28,570	---	---	591,113
	01/04/10	---	---		---	24,712	---	---	591,111
	01/04/10	---	---		---	8,925	---	---	247,758
	01/04/10	---	---		---	22,226	---	---	558,762
	---	---	855,795	(4)	---	---	---	---	---
	---	---	213,949	(5)	---	---	---	---	---
	---	---	20,572	(6)	---	---	---	---	---
Ganesh Moorthy	04/02/09	---	---		---	12,406	---	---	217,477
	07/01/09	---	---		---	11,768	---	---	219,591
	10/01/09	---	---		---	11,428	---	---	236,445
	01/04/10	---	---		---	9,885	---	---	236,449
	01/04/10	---	---		---	8,255	---	---	207,531
	---	---	124,173	(4)	---	---	---	---	---
	---	---	31,043	(5)	---	---	---	---	---
	---	---	9,950	(6)	---	---	---	---	---
Mitchell R. Little	04/02/09	---	---		---	7,634	---	---	133,824
	07/01/09	---	---		---	7,242	---	---	135,136
	10/01/09	---	---		---	6,530	---	---	135,106
	01/04/10	---	---		---	5,649	---	---	135,124
	01/04/10	---	---		---	5,080	---	---	127,711
	---	---	93,516	(4)	---	---	---	---	---
	---	---	23,379	(5)	---	---	---	---	---
	---	---	9,774	(6)	---	---	---	---	---
Stephen V. Drehobl	04/02/09	---	---		---	6,680	---	---	117,100
	07/01/09	---	---		---	6,337	---	---	118,248
	10/01/09	---	---		---	5,714	---	---	118,223
	01/04/10	---	---		---	5,295	---	---	126,656
	01/04/10	---	---		---	5,715	---	---	143,675
	---	---	62,567	(4)	---	---	---	---	---
	---	---	15,642	(5)	---	---	---	---	---
	---	---	7,520	(6)	---	---	---	---	---
J. Eric Bjornholt	04/02/09	---	---		---	3,817	---	---	66,912
	07/01/09	---	---		---	3,621	---	---	67,568
	10/01/09	---	---		---	3,673	---	---	75,994
	01/04/10	---	---		---	3,177	---	---	75,994

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Aw ards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
	01/04/10	---	---		---	86	---	---	2,387
	01/04/10	---	---		---	2,540	---	---	63,856
	---	---	42,000	(4)	---	---	---	---	---
	---	---	10,500	(5)	---	---	---	---	---
	---	---	6,731	(6)	---	---	---	---	---

(1)
Individual awards under our EMICP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period.  The EMICP does provide that the maximum amount payable to any participant is $2.5 million for any fiscal year.

(2)	Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.
(3)
This column shows the full grant date fair value of RSU awards granted to the named executives in fiscal 2010.  Generally, the full grant date fair value is the amount that Microchip would expense in its financial statements over the award's vesting schedule.

(4)	This annual target represents the percentage of the executive officer's base salary reflected in dollar terms targeted under Microchip's EMICP.
(5)	This annual target represents the percentage of the executive officer's base salary reflected in dollar terms targeted under Microchip's DMICP.
(6)	Microchip's ECBP annual target is based on 2.5 days of base salary per quarter, or on an annual basis, two weeks of the executive officer's annual base salary.

Summary Compensation Table and Grants of Awards Table Discussion

Based on the data stated in the Summary Compensation Table, the level of salary, bonus and non-equity incentive plan compensation in proportion to total compensation ranged from approximately 29% to 40% for our named executive officers in fiscal 2010.  See the "Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.

We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.

For a discussion of the material terms of the awards listed in the Grants of Awards Table, see our discussion of the equity awards and incentive cash bonuses in the "Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."

Microchip has not repriced any stock options or made any material modifications to any equity-based awards during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (23) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Sanghi	4,756	(1)	---	---	15.86	06/01/2011	---		---	---	---
	26,457	(1)	---	---	24.27	01/22/2012	---		---	---	---
	303,750	(1)	---	---	24.04	10/25/2012	---		---	---	---
	58,541	(1)	---	---	18.48	04/09/2013	---		---	---	---
	2,602	(1)	---	---	18.48	04/09/2013	---		---	---	---
	135,000	(1)	---	---	18.48	04/09/2013	---		---	---	---
	70,249	(1)	---	---	26.14	10/09/2013	---		---	---	---
	23,400	(1)	---	---	27.39	10/24/2013	---		---	---	---
	145,000	(1)	---	---	27.05	04/01/2014	---		---	---	---
	10,000	(1)	---	---	27.05	04/01/2014	---		---	---	---
	145,000	(1)	---	---	26.25	07/21/2014	---		---	---	---
	49,939	(1)	---	---	27.15	04/03/2012	---		---	---	---
	202,500	(1)	---	---	27.15	04/03/2012	---		---	---	---
	47,562	(1)	---	---	21.00	08/01/2012	---		---	---	---
	145,000	(1)	---	---	25.29	04/01/2015	---		---	---	---
	---		---	---	---	---	65,000	(2)	1,830,400	---	---
	---		---	---	---	---	17,500	(3)	492,800	---	---
	---		---	---	---	---	32,778	(4)	923,028	---	---
	---		---	---	---	---	37,966	(5)	1,069,123	---	---
	---		---	---	---	---	20,029	(6)	564,017	---	---
	---		---	---	---	---	38,624	(7)	1,087,652	---	---
	---		---	---	---	---	26,700	(8)	751,872	---	---
	---		---	---	---	---	19,425	(9)	547,008	---	---
	---		---	---	---	---	33,400	(10)	940,544	---	---
	---		---	---	---	---	31,683	(11)	892,193	---	---
	---		---	---	---	---	28,570	(12)	804,531	---	---
	---		---	---	---	---	24,712	(13)	695,890	---	---
	---		---	---	---	---	8,925	(14)	251,328	---	---
	---		---	---	---	---	22,226	(15)	625,884	---	---
Ganesh Moorthy	72,000	(1)	---	---	23.70	12/03/2011	---		---	---	---
	26,000	(1)	---	---	24.04	10/25/2012	---		---	---	---
	35,000	(1)	---	---	18.48	04/09/2013	---		---	---	---
	7,060	(1)	---	---	26.14	10/09/2013	---		---	---	---
	40,000	(1)	---	---	27.05	04/01/2014	---		---	---	---
	5,000	(1)	---	---	27.05	04/01/2014	---		---	---	---
	25,000	(1)	---	---	26.25	07/21/2014	---		---	---	---
	3,600	(1)	---	---	27.15	04/03/2012	---		---	---	---
	39,000	(1)	---	---	27.15	04/03/2012	---		---	---	---
	24,000	(1)	---	---	27.15	04/03/2012	---		---	---	---
	16,500	(1)	---	---	27.15	04/03/2012	---		---	---	---
	40,000	(1)	---	---	25.29	04/01/2015	---		---	---	---

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (23) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	---		---	---	---	---	17,000	(2)	478,720	---	---
	---		---	---	---	---	5,500	(3)	154,880	---	---
	---		---	---	---	---	10,302	(4)	290,104	---	---
	---		---	---	---	---	11,932	(5)	336,005	---	---
	---		---	---	---	---	7,439	(6)	209,482	---	---
	---		---	---	---	---	3,000	(5)	84,480	---	---
	---		---	---	---	---	2,000	(16)	56,320	---	---
	---		---	---	---	---	14,346	(7)	403,983	---	---
	---		---	---	---	---	10,000	(8)	281,600	---	---
	---		---	---	---	---	10,500	(9)	295,680	---	---
	---		---	---	---	---	12,406	(10)	349,353	---	---
	---		---	---	---	---	11,768	(11)	331,387	---	---
	---		---	---	---	---	11,428	(12)	321,812	---	---
	---		---	---	---	---	9,885	(13)	278,362	---	---
	---		---	---	---	---	8,255	(15)	232,461	---	---
Mitchell R. Little	1	(1)	---	---	29.11	08/01/2010	---		---	---	---
	27,978	(1)	---	---	27.05	04/01/2014	---		---	---	---
	28,000	(1)	---	---	25.29	04/01/2015	---		---	---	---
	---		---	---	---	---	14,000	(2)	394,240	---	---
	---		---	---	---	---	4,000	(3)	112,640	---	---
	---		---	---	---	---	7,492	(4)	210,975	---	---
	---		---	---	---	---	8,678	(5)	244,372	---	---
	---		---	---	---	---	4,578	(6)	128,916	---	---
	---		---	---	---	---	8,828	(7)	248,596	---	---
	---		---	---	---	---	6,200	(8)	174,592	---	---
	---		---	---	---	---	5,425	(9)	152,768	---	---
	---		---	---	---	---	7,634	(10)	214,973	---	---
	---		---	---	---	---	7,242	(11)	203,935	---	---
	---		---	---	---	---	6,530	(12)	183,885	---	---
	---		---	---	---	---	5,649	(13)	159,076	---	---
	---		---	---	---	---	5,080	(15)	143,053	---	---
Stephen V. Drehobl	4,340	(1)	---	---	18.48	04/09/2013	---		---	---	---
	28,000	(1)	---	---	27.05	04/01/2014	---		---	---	---
	2,000	(1)	---	---	27.05	04/01/2014	---		---	---	---
	10,000	(1)	---	---	26.25	07/21/2014	---		---	---	---
	32,000	(1)	---	---	25.29	04/01/2015	---		---	---	---
	---		---	---	---	---	12,800	(2)	360,448	---	---
	---		---	---	---	---	3,500	(3)	98,560	---	---
	---		---	---	---	---	6,556	(4)	184,617	---	---
	---		---	---	---	---	7,593	(5)	213,819	---	---
	---		---	---	---	---	4,006	(6)	112,809	---	---
	---		---	---	---	---	7,725	(7)	217,536	---	---

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (23) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	---		---	---	---	---	5,400	(8)	152,064	---	---
	---		---	---	---	---	6,038	(9)	170,030	---	---
	---		---	---	---	---	6,680	(10)	188,109	---	---
	---		---	---	---	---	6,337	(11)	178,450	---	---
	---		---	---	---	---	5,714	(12)	160,906	---	---
	---		---	---	---	---	5,295	(13)	149,107	---	---
	---		---	---	---	---	5,715	(15)	160,934	---	---
J. Eric Bjornholt	457	(1)	---	---	24.27	01/22/2012	---		---	---	---
	356	(1)	---	---	24.04	10/25/2012	---		---	---	---
	1,172	(1)	---	---	26.14	10/09/2013	---		---	---	---
	326	(1)	---	---	28.31	02/02/2014	---		---	---	---
	3,000	(1)	---	---	27.05	04/01/2014	---		---	---	---
	1,500	(1)	---	---	27.05	04/01/2014	---		---	---	---
	1,000	(1)	---	---	26.25	07/21/2014	---		---	---	---
	864	(1)	---	---	27.15	04/03/2012	---		---	---	---
	1,782	(1)	---	---	27.15	04/03/2012	---		---	---	---
	823	(1)	---	---	21.00	08/01/2012	---		---	---	---
	3,300	(1)	---	---	25.29	04/01/2015	---		---	---	---
	---		---	---	---	---	1,354	(2)	38,129	---	---
	---		---	---	---	---	425	(3)	11,968	---	---
	---		---	---	---	---	425	(17)	11,968	---	---
	---		---	---	---	---	430	(4)	12,109	---	---
	---		---	---	---	---	521	(5)	14,671	---	---
	---		---	---	---	---	311	(18)	8,758	---	---
	---		---	---	---	---	190	(3)	5,350	---	---
	---		---	---	---	---	679	(6)	19,121	---	---
	---		---	---	---	---	349	(19)	9,828	---	---
	---		---	---	---	---	213	(17)	5,998	---	---
	---		---	---	---	---	760	(20)	21,402	---	---
	---		---	---	---	---	385	(21)	10,842	---	---
	---		---	---	---	---	388	(22)	10,926	---	---
	---		---	---	---	---	237	(4)	6,674	---	---
	---		---	---	---	---	846	(8)	23,823	---	---
	---		---	---	---	---	3,500	(16)	98,560	---	---
	---		---	---	---	---	4,000	(5)	112,640	---	---
	---		---	---	---	---	4,500	(7)	126,720	---	---
	---		---	---	---	---	4,414	(7)	124,298	---	---
	---		---	---	---	---	3,817	(10)	107,487	---	---
	---		---	---	---	---	3,621	(11)	101,967	---	---
	---		---	---	---	---	3,673	(12)	103,432	---	---
	---		---	---	---	---	3,177	(13)	89,464	---	---
	---		---	---	---	---	86	(14)	2,422	---	---
	---		---	---	---	---	2,540	(15)	71,526	---	---

1	The option is fully vested.
2	The award vests quarterly over a one-year period, commencing on May 1, 2010, subject to continued service on such dates.
3	The award vests in full on May 1, 2011, subject to continued service on such date.
4	The award vests in full on November 1, 2011, subject to continued service on such date.

5	The award vests in full on February 1, 2012, subject to continued service on such date.
6	The award vests in full on May 1, 2012, subject to continued service on such date.
7	The award vests in full on February 1, 2013, subject to continued service on such date.
8	The award vests in full on November 1, 2012, subject to continued service on such date.
9	The award vests quarterly over a two-year period commencing on February 1, 2010, subject to continued service on such dates.
10	The award vests in full on May 1, 2013, subject to continued service on such date.
11	The award vests in full on August 15, 2013, subject to continued service on such date.
12	The award vests in full on November 15, 2013, subject to continued service on such date.
13	The award vest in full on February 15, 2014, subject to continued service on such date.
14	The award vests in full on February 15, 2011, subject to continued service on such date.
15	The award vests quarterly over a two-year period, commencing on February 15, 2011, subject to continued service on such dates.
16	The award vests in full on February 1, 2011, subject to continued service on such date.
17	The award vests in full on August 1, 2011, subject to continued service on such date.
18	The award vests in full on May 1, 2010, subject to continued service on such date.
19	The award vests in full on August 1, 2010, subject to continued service on such date.
20	The award vests in full on August 1, 2012, subject to continued service on such date.
21	The award vests quarterly over a two-year period commencing on August 1, 2009, subject to continued service on such dates.
22	The award vests in full on November 1, 2010, subject to continued service on such date.
23	Represents number of RSUs multiplied by $28.16, the closing price of our common stock on March 31, 2010.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended March 31, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Sanghi, President and CEO	97,500	371,573	7,250	165,590
	150,000	433,650	7,250	197,563
	---	---	7,250	174,653
	---	---	107	2,578
	---	---	2,775	73,565
	---	---	6,550	173,641
	---	---	7,250	192,198
	---	---	107	2,837
Ganesh Moorthy, Executive Vice President and COO	---	---	2,000	45,680
	---	---	2,000	54,500
	---	---	2,000	48,180
	---	---	151	3,638
	---	---	1,500	39,765
	---	---	850	22,534
	---	---	2,000	53,020
	---	---	152	4,030

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mitchell R. Little, VP, Worldwide Sales and Applications	10,000	67,379	1,750	39,970
	---	---	1,750	47,688
	---	---	1,750	42,158
	---	---	58	1,397
	---	---	59	1,564
	---	---	775	20,545
	---	---	750	19,883
	---	---	1,750	46,393
Stephen V. Drehobl, VP, Security, Microcontroller and Technology Development Division	---	---	1,600	36,544
	---	---	1,600	43,600
	---	---	1,600	38,544
	---	---	75	1,807
	---	---	75	1,988
	---	---	862	22,852
	---	---	500	13,255
	---	---	1,600	42,416
J. Eric Bjornholt, VP and CFO	2,375	8,909	31	708
	---	---	300	6,852
	---	---	165	3,769
	---	---	165	4,496
	---	---	76	2,071
	---	---	31	845
---	---	38	1,027
---	---	77	1,855
---	---	31	747
---	---	165	3,975
---	---	76	1,831
---	---	106	2,554
---	---	32	848
---	---	165	4,374
---	---	76	2,015
---	---	3,000	79,530
---	---	77	2,041

Non-Qualified Deferred Compensation for Fiscal Year 2010

All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan, or the Deferred Compensation Plan.  Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses.  In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year.  Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange).  Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred.  The distribution event occurs upon termination of employment.

We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed.  We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2010.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Steve Sanghi	0	0	0	0	0
Ganesh Moorthy	58,928	0	19,195	0	90,016
Mitchell R. Little	0	0	0	0	0
Stephen V. Drehobl	0	0	6	0	4,872
J. Eric Bjornholt	10,614	0	12,089	0	44,182

(1)
The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2010 or prior fiscal years.  The earnings amounts shown in the table were not previously reported for fiscal 2010 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

Equity Compensation Plan Information

The table below provides information about our common stock that, as of March 31, 2010, may be issued upon the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans):

•	Microchip 1993 Stock Option Plan,
•	Microchip 1994 International Employee Stock Purchase Plan,
•	Microchip 1997 Nonstatutory Stock Option Plan,
•	Microchip 2001 Employee Stock Purchase Plan,
•	Microchip 2004 Equity Incentive Plan,
•	PowerSmart, Inc. 1998 Stock Incentive Plan,
•	TelCom Semiconductor, Inc. 1994 Stock Option Plan, and
•	TelCom Semiconductor, Inc. 2000 Nonstatutory Stock Option Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		(b) Weighted-average exercise price of outstanding options		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders (1)	8,996,372	(2)	$25.18	(3)	12,486,518
Equity Compensation Plans Not Approved by Stockholders (4)	4,101,351		$23.83		---
Total	13,097,723		$24.53		12,486,518

(1)
Beginning January 1, 2005, the shares authorized for issuance under our 2001 Employee Stock Purchase Plan are subject to an annual automatic increase equal to the lesser of (i) 1,500,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors.  Beginning January 1, 2007, the shares authorized for issuance under our 1994 International Employee Stock Purchase Plan, or the IESPP, are subject to an annual automatic increase of equal to one-tenth of one percent (0.10%) of the then outstanding shares of our common stock.

(2)	Includes 4,637,948 shares issuable upon the vesting of RSUs granted under our 2004 Equity Incentive Plan. The remaining balance consists of outstanding stock option grants under various plans.
(3)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(4)
Includes outstanding options to purchase an aggregate of 97,210 shares of our common stock assumed through our acquisitions of TelCom Semiconductor, Inc. in January 2001, and PowerSmart, Inc. in June 2002.  At March 31, 2010, these assumed options had a weighted average exercise price of $21.00 per share.  No additional options may be granted under these plans.

Equity Compensation Plans Not Approved by Stockholders

Microchip Technology Incorporated 1997 Nonstatutory Stock Option Plan

In November 1997, our Board of Directors approved the Microchip 1997 Nonstatutory Stock Option Plan, or our 1997 Plan.  Under our 1997 Plan, nonqualified stock options were granted to employees who were not officers or directors of Microchip and to our consultants.  The 1997 Plan was not submitted to our stockholders for approval because doing so was not required under applicable rules and regulations in effect at the time the plan was initially adopted or when it was amended.  As of March 31, 2010, options to acquire 4,085,693 shares were outstanding under the 1997 Plan and no shares were available for future grant because this plan was replaced with our 2004 Equity Incentive Plan for future grants.

The expiration date, maximum number of shares purchasable, and other provisions of options granted under the 1997 Plan, including vesting provisions, were established at the time of grant by either the Compensation Committee or the Employee Committee appointed by the Board of Directors, provided that the exercise price of an option could not be less than the fair market value of our common stock on the date of grant and no option could have a term of more than 10 years.  If Microchip is acquired by merger, consolidation or asset sale, each outstanding option that is not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and vest in full.  In connection with a change of control of Microchip by tender offer or proxy contest for board membership, our Board of Directors can accelerate the vesting of outstanding options.  Our Board of Directors or Compensation Committee may amend or terminate the 1997 Plan without stockholder approval, but no amendment or termination of the 1997 Plan may adversely affect any award previously granted under the 1997 Plan without the written consent of the stock option holder.

CODE OF ETHICS

On May 3, 2004, our Board of Directors adopted a code of ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees.  A copy of the code of ethics is available on our website at the Corporate/Investors section under Mission Statement/Corporate Governance on www.microchip.com.

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting

At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2011 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2011 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 14, 2011. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws.  The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting.  Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices.  We must receive notice as follows:

•
Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders.  Accordingly, a stockholder who intends to submit a nomination or proposal for our 2011 annual meeting must do so no later than April 13, 2011.

•
However, if we hold our 2011 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2010 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2011 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

•
A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock.  Proposals or nominations not meeting these requirements will not be considered at our 2011 annual meeting.

•
If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports.  This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household.  Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report.  While our proxy statement and 2010 Annual Report are available online (see "Electronic Access to Proxy Statement and Annual Report" on page 2), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies.  If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report.  Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.

Date of Proxy Statement

The date of this proxy statement is July 12, 2010.

MICROCHIP TECHNOLOGY INCORPORATED

2010 ANNUAL MEETING OF STOCKHOLDERS

Friday, August 20, 2010
9:00 a.m. Pacific Time

1020 Kifer Road
Sunnyvale, California

Microchip Technology Incorporated 2355 West Chandler Boulevard Chandler, Arizona 85224-6199	This Proxy is solicited on behalf of the Board of Directors 2010 ANNUAL MEETING OF STOCKHOLDERS

I (whether one or more of us) appoint Steve Sanghi and J. Eric Bjornholt, and each of them, each with full power of substitution, to be my Proxies.  The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2010 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) of that meeting.  The meeting is scheduled for August 20, 2010, at 9:00 a.m., Pacific Time, at the offices of our subsidiary Silicon Storage Technology, Inc. located at 1020 Kifer Road, Sunnyvale, California.  The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted for the Election of Directors; for the ratification of Ernst & Young LLP as Microchip’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) thereof.  The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
: INTERNET – www.eproxy.com/mchp
Use the Internet to vote your proxy until 12:00 p.m. (CT) on August 19, 2010.
( PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on August 19, 2010.
* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Dear Stockholder,

Microchip requests that you notify us if you are receiving multiple copies of our proxy statement and annual report.  If you do so, we can reduce the number of these materials we must print and mail.  To choose this option, please check the appropriate box on your proxy card and return it by mail.

YOUR VOTE IS IMPORTANT!

Thank you in advance for participating in our 2010 Annual Meeting.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.Election of directors:	01 Steve Sanghi	04 Matthew W. Chapman	☐Vote FOR	☐Vote WITHHELD
	02 Albert J. Hugo-Martinez	05 Wade F. Meyercord	all nominees	from all nominees
	03 L.B. Day		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2011.	☐	For	☐	Against	☐	Abstain

☐ Multiple stockholder publications. Please check here to stop mailing of stockholder publications forthis account, since multiple copies come to this address.
Date

Address Change? Mark box, sign and indicate changes below: ☐

Signature(s) in Box

(Please sign exactly as your name(s) appears on the proxy card.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc., must include title and authority.  Corporations must provide full name of corporation and title of authorized officer signing the proxy.)